Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Howard Bancorp, Inc. on Form S-3 (No. 333-205476 and 333-214333) and Forms S-8 (Nos. 333-187714, and 333-191938) of our report dated March 29, 2016 with respect to the audit of the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2015, and the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2015 and 2014, which appears in the Annual Report on Form 10-K of Howard Bancorp, Inc. for the year ended December 31, 2015.

/s/ Stegman & Company

Baltimore, Maryland

March 16, 2017

Suite 200, 809 Glen Eagles Court      Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman.com

Members of